Exhibit 2.2


                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 1 ("Amendment No. 1") TO AGREEMENT AND PLAN OF MERGER is entered into as of May 13, 2004, by and among Veridicom International, Inc. (formerly Alpha Virtual, Inc.), a Delaware corporation ("Veridicom" or "Parent") and Cavio Corporation, a Washington corporation ("Cavio" or the "Company"). Capitalized terms used herein and not defined shall have the meanings given to them in the Agreement and Plan of Merger dated as of January 16, 2004 (the "Agreement").

                                    RECITALS

         WHEREAS, Veridicom and Cavio desire to amend certain provisions of the Agreement pertaining to the Merger Consideration;

         WHEREAS, Section 7.02 of the Agreement authorizes an amendment upon the consent of the Board of Directors of each of the Parent, Sub and Company; and

         WHEREAS, Sub ceased to exist as of the Effective Date of the Merger.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, Veridicom and Cavio agree as follows:

         1. Section 2.01(c) of the Agreement. Section 2.01(c) of the Agreement shall be deleted in its entirety and replaced with the following:

            "Conversion of Company Common Stock. Except as otherwise provided herein, each issued and outstanding share of Company Common Stock shall be converted into fully paid and nonassessable shares of Parent Common Stock in accordance with the Exchange Ratio described in Section 2.02 (the "Merger Consideration"). Five Million One Hundred Nineteen Thousand Four Hundred Ten (5,119,410) shares shall constitute the Merger Consideration."

         2. Section 2.02 of the Agreement. Section 2.02 of the Agreement shall be deleted in its entirety and replaced with the following:

            "The "Exchange Ratio" is as follows:

            Each share of Company Common Stock shall be converted into 0.277454 of a share of Parent Common Stock in the Merger, an Exchange Ratio of 1:0.277454 so that in no case shall more than Five Million One Hundred Nineteen Thousand Four Hundred Ten (5,119,410) shares of Parent Common Stock be issued in the Merger. No fractional Parent Common Stock shall be issued in the Merger. If the product of the number of shares a Company shareholder holds immediately prior to the Closing multiplied by the exchange ratio would result in the issuance of a fractional share of Parent Common Stock, that product will be rounded down to the nearest whole number of shares of Parent



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            Common Stock if it is equal to or less than the fraction of one-half
            (.5) of one Parent Common Stock or round up to the nearest whole number of shares of Parent Common Stock if the said product is greater than the fraction of one-half (.5) of one Parent Common Stock."

         3. Effective Date of Amendment No. 1. The terms set forth in this Amendment No. 1 shall be effective as of January 16, 2004.


         4. Conflicts. To the extent there is any conflict between the terms of the Agreement and the terms hereof, the terms of this Amendment No. 1 take precedence.

         5. Confirmation of Agreement. The parties hereto hereby confirm that the Agreement, as amended by this Amendment No. 1, remains in full force and effect.

         6. Miscellaneous. All the provisions of Article VIII of the Agreement are herein incorporated by this reference, including, but not limited to, the sections regarding Governing Law and Counterparts.



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         IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO.
1 as of the date set forth in the first paragraph hereof.



PARENT:

VERIDICOM INTERNATIONAL, INC.



By: /s/ Paul Mann
   -----------------------------------------
Name: Paul Mann
Title:President




COMPANY:

CAVIO CORPORATION



By: /s/ Paul Mann
   -----------------------------------------
Name: Paul Mann
Title:President



























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